Exhibit 99.2

SHARE PURCHASE AGREEMENT

dated as of

December 29, 2021

between

AMTD INTERNATIONAL INC.

and

UNICORN STAR LIMITED

Summary of Key Terms

Purchaser: Unicorn Star Limited

Shares to be purchased: 140,186 Class A ordinary shares of AMTD International Inc., par value US$0.0001 each, to be newly issued

Purchase price: US$4.28 per Class A ordinary share, or US$600,000 in aggregate

Lock-up period: six (6) months after the closing

Long stop date of closing: January 6, 2021.

i

Article 5

COVENANTS

Section 5.01	Interim Conduct; Further Assurances	10
Section 5.02	Listing of Securities	11
Section 5.03	Lock-up	11

Article 6

CONDITIONS TO CLOSING

Section 6.01	Conditions to Obligations of All Parties	11
Section 6.02	Conditions to Obligation of the Purchaser	11
Section 6.03	Conditions to Obligation of the Company	11

Article 7

SURVIVAL; INDEMNIFICATION

Section 7.01	Survival	12
Section 7.02	Indemnification	12
Section 7.03	Third Party Claim Procedures.	13
Section 7.04	Direct Claim Procedures	14

Article 8

TERMINATION

Section 8.01	Grounds for Termination	14
Section 8.02	Effect of Termination	15

Article 9

MISCELLANEOUS

Section 9.01	Notices	15
Section 9.02	Amendments and Waivers	15
Section 9.03	Expenses	16
Section 9.04	Successors and Assigns	16
Section 9.05	Governing Law	16
Section 9.06	Arbitration	16
Section 9.07	Counterparts; Effectiveness; Third Party Beneficiaries	16
Section 9.08	Entire Agreement	16
Section 9.09	Severability	16

ii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT dated as of December 29, 2021 (this “Agreement”) is made and entered into by and between (i) AMTD International Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), and (ii) Unicorn Star Limited, a company organized under the laws of British Virgin Islands (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company (the “Investment”), upon the terms and conditions set forth in this Agreement, certain Class A Shares (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions. The following terms, as used herein, have the following meanings:

“ADSs” means the American depositary shares of the Company, each representing one (1) Class A Share.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Company, any of its Subsidiaries shall be considered an Affiliate of the Purchaser. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any international, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, NY, the Cayman Islands or Hong Kong are authorized or required by Applicable Law to close.

“Class A Shares” means Class A ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Closing Date” means the date of the Closing.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding, whether written or oral.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, or other encumbrance of any kind.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means International Financial Reporting Standards issued by International Accounting Standards Board.

“Issued Shares” means 140,186 Class A Shares to be newly issued by the Company to the Purchaser on the Closing Date.

“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from (A) the announcement of the transactions contemplated by this Agreement, (B) changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally or (C) changes affecting general worldwide economic or capital market conditions, or (ii) the authority or ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company in effect from time to time.

“NYSE” means the New York Stock Exchange.

“Ordinary Shares” means collectively the Class A Shares and the Class B Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any Ordinary Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is controlled by such Person.

“Transfer” means directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance on, any Issued Shares or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Issued Shares, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, ADSs or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Issued Shares.

“U.S.” or “United States” means the United States of America.

(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bankruptcy Exception	Section 3.04
Closing	Section 2.02
Company	Preamble
Company ESOP	Section 3.03(a)
e-mail	Section 9.01
Financial Statements	Section 3.10
HKIAC	Section 9.06
Indemnified Parties	Section 7.02(a)
Indemnifying Party	Section 7.02(a)
Investment	Recitals

Lock-Up Period	Section 5.03
Losses	Section 7.02(a)
Permits	Section 3.12
Purchaser	Preamble
Rules	Section 9.06
SEC Documents	Section 3.09
Subscription Price	Section 2.01
Third Party Claim	Section 7.03(a)

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to subscribe for and purchase from the Company, the Issued Shares. The aggregate subscription price for the Issued Shares is US$600,000 (“Subscription Price”), or US$4.28 per share. The Subscription Price shall be paid as provided in Section 2.02.

Section 2.02    Closing. The closing (the “Closing”) of the issuance and sale of the Issued Shares hereunder shall take place remotely via the electronic exchange of documents and signatures, as soon as possible, but in no event later than one (1) Business Day, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as the parties hereto may agree. At the Closing:

(a)    the Purchaser shall deliver to the Company the Subscription Price by wire transfer in U.S. dollars of immediately available funds to a bank account designated by the Company at least one (1) Business Day prior to the Closing Date; and

(b)    the Company shall deliver to the Purchaser: (i) a certified copy of the relevant page of the register of members of the Company reflecting the Purchaser as the owner of Issued Shares, and (ii) a share certificate representing the Issued Shares duly executed on behalf of the Company and registered in the name of the Purchaser (or, if not available at the Closing, a certified copy of such share certificate with the original to be delivered promptly as soon as possible after the Closing).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser that:

Section 3.01    Organization and Qualification. The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents. The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. The memorandum and articles of association of the Company as filed with the SEC is the current Memorandum and Articles and is in full force and effect. The Company is not in violation of any of the provisions of its Memorandum and Articles except as would not have a Material Adverse Effect.

Section 3.02    Subsidiaries. Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents. Each Subsidiary of the Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. The constitutional documents of each of the Company’s Subsidiaries are in full force and effect except as would not have a Material Adverse Effect. None of the Company’s Subsidiaries is in violation of any of the provisions of its constitutional documents except as would not have a Material Adverse Effect.

Section 3.03    Capitalization.

(a)    As of the date of this Agreement, the authorized share capital of the Company consists of 8,000,000,000 Class A Shares and 2,000,000,000 Class B Shares. As of the date of this Agreement, (i)(A) 62,327,851 Class A Shares are issued and outstanding, (B) 27,017,263 Class A Shares are reserved and available for issuance pursuant to share-based compensation awards granted under the Company’s SpiderMan Share Incentive Plan (the “Company ESOP”) and (ii) 183,283,628 Class B Shares are issued and outstanding. Except as set forth in this Section 3.03(a), as of the date of this Agreement, no Securities were issued, reserved for issuance or outstanding and no securities of any of its Subsidiaries convertible into or exchangeable or exercisable for any Securities were issued or are outstanding. All outstanding Ordinary Shares are, and all such shares that may be issued prior to the date hereof will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except for any obligations pursuant to this Agreement or as otherwise set forth above in this Section 3.03(a) and other than pursuant to the Company ESOP, as of the date of this Agreement, there are no options or other rights to acquire from the Company, or other obligation of the Company to issue, any additional Securities, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities.

(b)    All of the outstanding capital or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Encumbrance. All of the issued equity securities of each Subsidiary of the Company are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable registration and qualification requirements of Applicable Laws.

(c)    There are no preemptive rights, registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights, veto rights or other similar rights with respect to the Securities or the securities of any Subsidiary of the Company that have been granted to any Person (other than the Company or any Subsidiary).

Section 3.04    Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to issue the Issued Shares in accordance with the terms hereof. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Purchaser (and each other party thereto), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy Exception”).

Section 3.05    No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Issued Shares) will not (i) result in a violation of the Memorandum and Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any Applicable Law to the Company or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not have a Material Adverse Effect.

Section 3.06    Consents. The execution, delivery and performance of this Agreement by the Company require no (i) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or (ii) any consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which the Company or any of its Subsidiaries except as would not have a Material Adverse Effect.

Section 3.07    Valid Issuance. The Issued Shares are duly authorized, and, when issued and paid for in accordance with the terms hereof and entered in the register of members of the Company, shall be validly issued and non-assessable and free from all preemptive or similar rights and Encumbrances, and the Purchaser shall be entitled to all rights accorded to a holder of the Class A Shares with respect to the Issued Shares (as applicable).

Section 3.08    No Registration. Assuming the accuracy of the representations and warranties set forth in Section 4.05 of this Agreement, it is not necessary in connection with the issuance and sale of the Issued Shares to register the Issued Shares under the Securities Act or to qualify or register the Issued Shares under applicable U.S. state securities laws. None of the Company, its Subsidiaries or their respective Affiliates or any Person acting on its or their behalf have engaged in any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act or any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Issued Shares.

Section 3.09    SEC Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing or furnishing dates, the SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective SEC Documents, and, other than as corrected or clarified in a subsequent SEC Document prior to the date of this Agreement, none of the SEC Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the SEC Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the SEC Documents or to be filed as exhibits to the SEC Documents which have not been so described, disclosed or filed.

Section 3.10    Financial Statements. As of their respective dates, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements (including any related notes thereto) included or incorporated by reference in the SEC Documents fairly presented in all material respects the consolidated financial position of the Company as of the dates indicated therein and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the periods specified therein. Such Financial Statements were prepared in accordance with IFRS applied on a consistent basis (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements).

Section 3.11    Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 or Rule 15d-15 under the Exchange Act. Except as may be disclosed in the SEC Documents, such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains a system of internal controls over financial reporting sufficient to, except to the extent disclosed in the SEC Documents, provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS. Other than the material weaknesses in such internal controls over financial reporting disclosed in the SEC Documents, there are no such other material weaknesses in such system of internal controls. To the knowledge of the Company, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 3.12    Compliance with Applicable Laws. The Company and each of its Subsidiaries have conducted their businesses in compliance with all Applicable Laws (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended) except as may be disclosed in the SEC Documents and as would not have a Material Adverse Effect. Except as may be disclosed in the SEC Documents, the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations, would not have a Material Adverse Effect. Except as may be disclosed in the SEC Documents, all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, except where such absence, suspension or cancellation, would not have a Material Adverse Effect. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from the NYSE. The Company has not received any notification that the SEC or the NYSE is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto), and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the NYSE in the foreseeable future.

Section 3.13    Insolvency and Winding-up. Both before and after giving effect to the transactions contemplated by this Agreement, each of the Company and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due) and (ii) will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the SEC Documents. No order or petition has been presented or resolution passed for the administration, winding-up, dissolution, or liquidation of any of the Company and its Subsidiaries and no administrator, receiver, or manager has been appointed in respect thereof.  None of the Company and its Subsidiaries has commenced any other proceeding under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation, or similar law of any jurisdiction and no such proceedings have been commenced or is anticipated to be commenced against any of the Company and its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that:

Section 4.01    Organization. The Purchaser is duly established, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02    Authorization; Enforcement; Validity. The Purchaser has the requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action by the Purchaser and no other filing, consent or authorization on the part of the Purchaser is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

Section 4.03    No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the organizational or constitutional documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, or (iii) result in a violation of any Applicable Law to the Purchaser or by which any property or asset of the Purchaser is bound or affected.

Section 4.04    Consents. The execution, delivery and performance of this Agreement by the Purchaser require no (i) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or (ii) any consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which it is a party.

Section 4.05    Status and Investment Intent of the Purchaser.

(a)    The Purchaser is (i) not a “U.S. person” within the meaning of Regulation S under the Securities Act and is acquiring the Issued Shares in an offshore transaction under Rule 903 of Regulation S under the Securities Act, or (ii) an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Act.

(b)    The Purchaser (i) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Issued Shares and (ii) is capable of bearing the economic risk of the Investment.

(c)    The Purchaser is acquiring the Issued Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. By executing this Agreement, the Purchaser further represents that, as of the date of this Agreement, it does not have any contract with any person to sell, transfer, or grant participation to any person, with respect to any of the Issued Shares.

(d)    The Purchaser acknowledges and affirms that, with the assistance of its advisors (if applicable), it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Issued Shares.

Section 4.06    Restricted Securities.  The Purchaser understands that the Issued Shares it is purchasing are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

Section 4.07    Legends.  It is understood that the certificates evidencing the Issued Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR A VALID EXEMPTION THEREFROM.”

ARTICLE 5

COVENANTS

Section 5.01    Interim Conduct; Further Assurances.

(a)    From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business and affairs in the ordinary course of business consistent with past practice, (ii) not take any action, or omit to take any action, that would reasonably be expected to make (x) any of its representations and warranties in this Agreement untrue, or (y) any of the conditions for the benefit of the Purchaser set forth in Article 6 not to be satisfied, in each case, at, or as of any time before, the Closing Date.

(b)    Each party hereto shall use its respective best efforts to promptly fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are required for the consummation of such transactions, and will cooperate and consult with the other and use its best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. After the Closing Date, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement any applicable transactions contemplated hereby or to evidence any relevant events or matters.

Section 5.02    Listing of Securities. The Company shall (i) take all actions necessary to continue the listing and trading of its ADSs on the NYSE and shall materially comply with the Company’s reporting, filing and other obligations under the rules of the NYSE, in each case, through the Closing, and (ii) at its own cost file with the NYSE a supplemental listing application in respect of the Issued Shares.

Section 5.03    Lock-up. The Purchaser shall not, during the Lock-Up Period (as defined below), Transfer any Issued Shares or any interest therein without the prior written consent of the Company (which the Company may grant or withhold in the Company’s sole discretion), except for the Affiliate of the Purchaser.  As used herein, the “Lock-Up Period” with respect to any Issued Shares held by the Purchaser will commence on the Closing Date and continue until and include the date that is six (6) months after the Closing Date.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.01    Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the Closing are subject to the satisfaction of the following conditions:

(a)    No provision of any Applicable Law or no judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement.

(b)    No Proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any Governmental Authority.

Section 6.02    Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)    (i) the representations and warranties of the Company that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of the Company that are not qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date; (iv) the Company shall have performed or complied with all obligations and conditions in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date; and (v) there shall have been no Material Adverse Effect.

Section 6.03    Conditions to Obligation of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)    The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

(b)    The Purchaser shall have performed all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Closing Date (including but not limited to its payment obligations under Section 2.02(a)).

ARTICLE 7

SURVIVAL; INDEMNIFICATION

Section 7.01    Survival.

(a)    All representations and warranties made by any Party contained in this Agreement shall survive the Closing until twelve (12) months after of the Closing Date.

(b)    Notwithstanding anything to the contrary in the foregoing clause, (i) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding clause (a), if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and (ii) any breach of representation or warranty in respect of which indemnity may be sought that was caused as a result of fraud or intentional misrepresentation shall survive indefinitely or until the latest date permitted by law.

Section 7.02    Indemnification.

(a)    Effective at and after the Closing, each Party hereto, as applicable (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Affiliates (the “Indemnified Parties”) against and from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Losses”), incurred or suffered by the Indemnified Parties arising out of any misrepresentation or breach of representation or warranty or breach of covenants or agreements by the Indemnifying Party under this Agreement; provided that (i) the Indemnifying Party’s maximum liability under this Section 7.02 shall not exceed the Subscription Price, (ii) no Indemnifying Party shall be liable for any Losses consisting of punitive damages, (iii) the amount of any Losses for which indemnification is provided under this section shall be reduced by (a) any amounts that have been recovered by any Indemnified Party from any third party, and (b) any insurance proceeds or other cash receipts or source of reimbursement that have been received by any Indemnified Party with respect to such Losses, in each case, net of any costs of recovery, and (iv) each Indemnified Party shall use commercially reasonable efforts to mitigate the Losses it incurs.

(b)    Notwithstanding any other provision contained herein, the remedies contained in this Section shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities on either Party provided hereunder shall apply to a Loss incurred by any Indemnified Party arising due to the fraud or fraudulent misrepresentation of the Indemnifying Party.

Section 7.03    Third Party Claim Procedures.

(a)    The Indemnified Party seeking indemnification under Section 7.02 agrees to give reasonably prompt notice in writing to Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 7.02. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party.

(b)    The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 7.03, shall be entitled to control and appoint lead counsel (that is reasonably satisfactory to the Indemnified Party) for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge in writing that it would have an indemnity obligation to the Indemnified Party for the Losses resulting from such Third Party Claim and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees, costs and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.03(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 7.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim vigorously and prudently.

(d)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 7.03(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e)    In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 7.03(c), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees, costs and expenses of such separate counsel shall be borne by the Indemnified Party; provided that Indemnifying Party shall pay the fees, costs and expenses of such separate counsel of the Indemnified Party if (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party.

(f)    Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim.

Section 7.04    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 7.02 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Losses with respect to such claim, such Losses shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Losses arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through such negotiations, such dispute shall be resolved by arbitration determined pursuant to Section 9.06.

ARTICLE 8

TERMINATION

Section 8.01    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of each party hereto;

(b)    by the Purchaser or the Company if the Closing shall not have occurred on or before January 6, 2022; provided that such right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c)    by any party in the event that any Governmental Authority shall have issued a judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such judgment or other action shall have become final and non-appealable.

The party desiring to terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(c) shall give notice of such termination to the other parties hereto specifying the provision hereof pursuant to which such termination is made.

Section 8.02    Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and of no further force or effect (except for Article 9, which shall survive such termination) and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from any liability for Losses for any breach of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and by letter, so long as a receipt of such letter is requested and received) and shall be given, if to the Company, to:

AMTD International Inc.
23/F, Nexxus Building
41 Connaught Road Central
Hong Kong
Attention: Issac See
Facsimile: +852 31633289
Email: issac.see@amtdgroup.com

if to the Purchaser, to:

Unicorn Star Limited
11/F, 68 Yee Wo Street
Causeway Bay
Hong Kong
Attention: Board of Directors
Facsimile: +852 28947888

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(a)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.04    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 9.05    Governing Law. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules thereunder.

Section 9.06    Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three and shall be selected in accordance with the Rules. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

Section 9.07    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 9.08    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 9.09    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMTD INTERNATIONAL INC.

By:	/s/ William Fung
Name: William Fung
Title: Chief Executive Officer

[Signature Page to SPA]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

UNICORN STAR LIMITED

By:	/s/ Kenneth Ng / Allen Wan
Name: Kenneth Ng / Allen Wan
Title: Directors

Date: December 30, 2021

[Signature Page to SPA]